Exhibit 10.20

Commercial Sublease

1.             Names. This sublease is made by 510 Development Corporation, Sublandlord, and Hard Rock Hotel, Subtenant.

2.             Property Subleased. Sublandlord is subleasing to Subtenant, and Subtenant is subleasing from Sublandlord the premises located at 510 N Robertson Blvd. in the County of Los Angeles in the state of California .

3.             Original Lease

A. This subtenancy is subject to all the terms and conditions of the attached Original Lease dated December 15, 2004 between Peter Morton, Landlord, and 510 Development Corporation, Tenant.

B. Except as specified in this sublease, Subtenant will perform and observe all of the terms and conditions of the Original Lease as if Subtenant were named as Tenant in the Original Lease. Subtenant will do nothing that will create a breach by Sublandlord of any of the terms or conditions of the Original Lease.

4.             Term of Sublease. This sublease begins on September 1, 2005 and ends on December 31, 2009.

5.             Rent. Subtenant will pay rent in advance on the first day of each month. Subtenant’s first rent payment will be on September 1, 2005 in the amount of $ 20,000. Subtenant will pay rent of $ 20,000 per month thereafter.

6.             Option to Extend Sublease. Not applicable.

7.             Security Deposit. Not applicable.

8.             Notices From Landlord. If Landlord notifies Subtenant of any breach of the terms or conditions of the Original Lease that Subtenant is obligated to perform, Subtenant will immediately notify Sublandlord in writing. Subtenant will promptly cure any breach.

If Landlord notifies Sublandlord of any breach of the terms or conditions of the Original Lease that Subtenant is obligated to perform, Sublandlord will immediately notify Subtenant in writing. Subtenant will promptly cure any breach.

9.             Subletting and Assignment. Subtenant will not assign this sublease or further sublet any part of the premises without the written consent of both Sublandlord and Landlord. Sublandlord will not unreasonably withhold such consent.

10.      Insurance

A.           Subtenant will indemnify Sublandlord and hold Sublandlord harmless from all claims and liabilities arising because of Subtenant’s failure to meet the terms of the sublease.

B.             Subtenant will carry public liability insurance; this insurance policy will include Sublandlord and Landlord as additional insured parties. The public liability coverage for personal injury will be in at least the following amounts:

•                  $ 1,000,000 per occurrence.

•                  $ 2,000,000 in any one year.

C.             Subtenant will give Sublandlord a certificate of insurance for all insurance policies that this sublease requires subtenant to obtain.

11.      Condition of Premises Subtenant accepts the premises in “as is” condition. Sublandlord need not provide any repairs or improvements before the lease term begins.

12.      Landlord’s Consent. This sublease will not be effective unless Landlord signs the Landlord’s Consent attached to this sublease.

13.      Disputes

Mediation and Possible Litigation. If a dispute arises, the parties will try in good faith to settle it through mediation conducted by a mediator to be mutually selected.

The parties will share the costs of the mediator equally. Each party will cooperate fully and fairly with the mediator and will attempt to reach a mutually satisfactory compromise to the dispute. If the dispute is not resolved within 30 days after it is referred to the mediator, either party may take the matter to court.

14.      Additional Agreements. Not applicable.

15.      Entire Agreement. This is the entire agreement between the parties. It replaces and supersedes any and all oral agreements between the parties, as well as any prior writings.

16.      Successors and Assignees. This agreement binds and benefits the heirs, successors, and assignees of the parties.

17.      Notices. All notices must be in writing. A notice may be delivered to a party at the address that follows a party’s signature or to a new address that a party designates in writing. A notice may be delivered:

(1) in person

(2) by certified mail, or

(3) by overnight courier.

18.      Governing Law. This agreement will be governed by and construed in accordance with the laws of the state of  California.

19.      Counterparts. The parties may sign several identical counterparts of this agreement. Any fully signed counterpart shall be treated as an original.

20.      Modification. This agreement may be modified only by a writing signed by the party against whom such modification is sought to be enforced.

21.      Waiver. If one party waives any term or provision of this sublease at any time, that waiver will be effective only for the specific instance and specific purpose for which the waiver was given. If either party fails to exercise or delays exercising any of its rights or remedies under this sublease, that party retains the right to enforce that term or provision at a later time.

22.      Severability. If any court determines that any provision of this agreement is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this agreement invalid or unenforceable, and shall be modified, amended, or limited only to the extent necessary to render the provision valid and enforceable.

Dated: August 15, 2005

SUBLANDLORD

Name of Business: 510 Development Corporation

a California Corporation

By:	/s/ Brian Ogaz

Printed Name: Brian Ogaz

Title: Vice President

Address:	510 N Robertson Blvd.

Los Angeles, California 90048

SUBTENANT

Name of Business: Hard Rock Hotel

a Nevada Corporation

By:	/s/ James D. Bowen

Printed Name: James D. Bowen

Title: Executive Vice President and Chief Financial Officer

Address:	4455 Paradise Road

Las Vegas, Nevada 89109